AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT to the Distribution Agreement, dated May 16, 2012 (the “Agreement”) between ETF Series Solutions (the “Trust”), a Delaware statutory trust and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the LHA Market State Alpha Seeker ETF to Exhibit A; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

The LHA Market State Alpha Seeker ETF is hereby added to Exhibit A attached hereto.

This amendment will become effective upon the commencement of operations of the LHA Market State Alpha Seeker ETF. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Michael Barolsky	By:	/s/ Teresa Cowan
Name: Michael Barolsky		Name: Teresa Cowan
Title: Vice President & Secretary		Title: President

SCHEDULE A

List of Funds

LHA Market State Tactical US Equity ETF
LHA Market State Alpha Seeker ETF

SCHEDULE B – Distribution Agreement – ETF Series Solutions

Quasar Distributors, LLC Regulatory Distribution Services Fee Schedule at January 2018
Base Fee for Quasar Distributors, LLC Regulatory Distribution Services
The following reflects the greater of the basis point fee or annual minimum1 for funds where Little Harbor Advisors, LLC acts as Adviser to the fund in the ETF Series Solutions (ESS) ETF Trust.2

Annual Minimum per Fund		Annual Minimum per Fund
Funds 1-10	$[ ]	First $500m	[ ] bp
Funds 11-20	$[ ]	Next $500m	[ ] bp
Funds 21+	$[ ]	Balance	[ ] bp

See APPENDIX D for Services and Associate Fees in addition to Base Fee
See APPENDIX D for OPTIONAL Supplemental Services and Associated Fees

1Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM. Once a Fund is operational, should this service agreement be terminated with USBFS prior to the end of the initial three year period, the Adviser will be will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if a Fund launched on March 1, 2018 and the Adviser terminated the relationship on June 30, 2019, the Adviser would owe would owe USBFS up to 50% of $[ ] ($[ ] admin/acct/ta + $[ ] Custody + $[ ] Distributor)

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

APPENDIX D
Quasar Distributors, LLC Regulatory Distribution Services in addition to the Base Fee
Standard Advertising Compliance Review

▪	$[ ] per communication piece for the first 10 pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter.

▪
$[ ] FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

▪	$[ ] for the first 10 pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter, 24 hour initial turnaround.

▪
$[ ] FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

The Following are OPTIONAL Services Provided by USBFS upon Client Request
Licensing of Investment Advisor’s Staff

▪	$[ ] per year per registered representative

▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66

▪	All associated FINRA and state fees for registered representatives, including license and renewal fees
Marketing Support Services
▪Fund Fact Sheets

−	Design – $[ ] per fact sheet, includes first production

−	Production – $[ ] per fact sheet per each production period

▪	Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

▪	Production, printing, distribution, and placement of advertising, sales literature, and materials

▪	Engagement of designers, free-lance writers, and public relations firms

▪	Postage, overnight delivery charges

▪	FINRA registration fees and other costs to fulfill regulatory requirements

▪	Travel, lodging, and meals

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly